UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 30, 2015

MABVAX THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31265	93-0987903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11588 Sorrento Valley Rd., Suite 20

San Diego, CA 92121

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 259-9405

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2015 the Company approved a Second Amended and Restated 2014 Employee, Director and Consultant Equity Incentive Plan (the “Plan”), effective as of and contingent upon the consummation of the initial closing of the sale of Units pursuant to the Subscription Agreement, to increase the number of shares reserved for issuance under the Plan from 158,073 to 8,360,789 shares of common stock. Additional changes to the Plan include:

•	An “evergreen” provision to reserve additional shares for issuance under the Plan on an annual basis commencing on the first day of fiscal 2016 and ending on the second day of fiscal 2024, such that the number of shares that may be issued under the Plan shall be increased by an amount equal to the lesser of: (i) 8,000,000 or the equivalent of such number of shares after the administrator, in its sole discretion, has interpreted the effect of any stock split, stock dividend, combination, recapitalization or similar transaction in accordance with the Plan; (ii) the number of shares necessary such that the total shares reserved under the Plan equals (x) 15% of the number of outstanding shares of common stock on such date (assuming the conversion of all outstanding shares of Preferred Stock (as defined in the Plan) and other outstanding convertible securities and exercise of all outstanding warrants to purchase common stock) plus (y) 229,000; and (iii) an amount determined by the Board;

•	Provide that no more than 3,000,000 shares may be granted to any participant in any fiscal year.

•	Provisions to allow for performance based equity awards to be issued by the Company in accordance with Section 162(m) of the Internal Revenue Code.

The foregoing description of the Plan is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as Exhibit 10.1 to this report and is incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 30, 2015, MabVax Therapeutics Holdings, Inc. (the “Company”) filed a Certificate of Designations, Preferences and Rights of the 0% Series E Convertible Preferred Stock (the “Certificate of Designations”) with the Delaware Secretary of State, designating one hundred thousand shares of preferred stock as 0% Series E Convertible Preferred Stock (the “Preferred Shares’).

The Preferred Shares are convertible into shares of common stock, par value $0.01 per share (the “Common Stock”), based on a conversion calculation equal to the stated value of the of such Preferred Share, plus all accrued and unpaid dividends, if any, on such Preferred Share, as of such date of determination, divided by the conversion price. The stated value of each Preferred Share is $75 and the initial conversion price is $0.75 per share, each subject to adjustment for stock splits, stock dividends, recapitalizations, combinations, subdivisions or other similar events. In addition, during the period proscribed by the Certificate of Designations, subject to certain exceptions, in the event the Company issues or sells, or is deemed to issue or sell, shares of Common Stock at a per share price that is less than the conversion price then in effect, the conversion price shall be reduced to such lower price. The Company is prohibited from effecting a conversion of the Preferred Shares to the extent that, as a result of such conversion, the holder would beneficially own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Preferred Shares, which beneficial ownership limitation may be increased by the holder up to, but not exceeding, 9.99% (the “Beneficial Ownership Limitation”). Each holder is entitled to vote on all matters submitted to stockholders of the Company, and shall have the number of votes equal to the number of shares of Common Stock issuable upon conversion of such holder’s Preferred Shares, but not in excess of the Beneficial Ownership Limitation. The Preferred Shares bear no interest.

The foregoing description of the Preferred Shares is qualified in its entirety by reference to the full text of the Certificate of Designations, a copy of which is filed as Exhibit 3.1 to this report and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

3.1	Certificate of Designations, Preferences and Rights of Series E Convertible Preferred Stock*

10.1	Second Amended and Restated 2014 Employee, Director and Consultant Equity Incentive Plan**

*	Incorporated by reference to Exhibit 3.8 from the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2015.
**	Incorporated by reference to Exhibit 10.15 from the Company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MABVAX THERAPEUTICS HOLDINGS, INC.

Dated: April 2, 2015	/s/ J. David Hansen
J. David Hansen
President and Chief Executive Officer